March 31, 2004

PERSONAL AND CONFIDENTIAL
Lois D. Juliber
Colgate-Palmolive Company
300 Park Avenue
New York, NY 10022-7499

Dear Lois:

     We are all very pleased that our shareholders have elected you as a member of the Board of Directors of The Goldman Sachs Group, Inc. (“GS Inc.”). I am writing to set forth the terms of your compensation as a nonmanagement director. The terms of nonmanagement directors’ compensation are, of course, subject to future modification by the Corporate Governance and Nominating Committee and the Board.

     Your term as a director commences today, March 31, 2004, and will run through the 2007 annual meeting of shareholders of GS Inc.

     As compensation for your services, you will receive:

•	$75,000 per year (the “Annual Retainer”), which will be in the form of fully vested restricted stock units (“RSUs”) until you have satisfied the nonmanagement director shareholding requirements and, after that, at your election, the Annual Retainer will be in the form of fully vested RSUs or cash; and

•	an annual grant (the “Annual Grant”), in the form of fully vested RSUs until you have satisfied the nonmanagement director shareholding requirements and, after that, at your election, the Annual Grant will consist of (a) 3,000 fully vested RSUs; (b) fully vested options (“Options”) to purchase 9,000 shares of GS Inc. common stock; or (c) 1,500 fully vested RSUs and fully vested Options to purchase 4,500 shares of GS Inc. common stock.

     The Annual Retainer is paid annually in arrears. The Annual Grant is paid annually in advance of the fiscal year to which it pertains.

     For fiscal 2004, you will receive each of the Annual Retainer and Annual Grant prorated from the date of your appointment and paid entirely in the form of fully vested RSUs due to the Corporation’s nonmanagement director shareholding requirement. In general, this policy requires nonmanagement directors to beneficially own at least 5,000 shares of Common Stock or fully vested RSUs within two years of becoming a director. The Annual Retainer and Annual Grant will be paid entirely in the form of fully vested RSUs until this requirement has been met, at which point you be able to make elections with respect to the Annual Retainer and Annual Grant as described more fully above.

     Your prorated fiscal 2004 Annual Grant (to be granted in April 2004) and prorated fiscal 2004 Annual Retainer (to be granted at the end of fiscal 2004) are as follows:

Fiscal 2004 Annual Grant:	2,000 RSUs
Fiscal 2004 Annual Retainer:	$50,000 (to be converted into RSUs)[1]

     Future RSUs or Options granted to you for the Annual Grant will be granted on the same date as the prior fiscal year’s year-end equity awards are granted to employees of GS Inc. and its affiliates who are subject to Section 16 of the Securities Exchange Act (“Section 16 Persons”) or, if no such awards are granted, on the last business day of December in the fiscal year to which the Annual Grant pertains.

     Any future RSUs granted to you for the Annual Retainer will be in such number as is determined using the same manner for determining grants to employees for year-end RSUs for that fiscal year or, if no such RSUs are granted, using a grant price equal to the average closing price of GS Inc.’s common stock on the New York Stock Exchange over the 10-trading-day period up to and including the last day of the fiscal year. Such RSUs will be granted to you on the same date as fiscal year-end equity awards for such fiscal year are granted to Section 16 Persons or, if no such awards are granted, on the last business day in December immediately following the end of such fiscal year. All RSUs granted as nonmanagement director compensation provide for delivery of shares of GS Inc. common stock on the last business day of May in the year following the year in which you cease to be a director of GS Inc.

     Any Options granted to you for the Annual Grant:

(i)	first become exercisable on the earlier of (a) the same date that year-end options granted to Section 16 Persons for the prior fiscal year become exercisable or, if no such options are granted, on the first trading day in

[1]	This dollar amount will be converted into RSUs on the same basis as the conversion of dollar amounts into RSUs for the year-end RSUs granted generally to employees of GS Inc. or its affiliates for fiscal 2004 or, if no such RSUs are granted, on the basis of a grant price equal to the average closing price of GS Inc. common stock on the New York Stock Exchange over the 10 trading-day period up to and including November 26, 2004.

January three years after the date of grant unless that date is not during an “access person window period” (“Window Period”) under GS Inc.’s trading policy, in which case the first trading day of the first Window Period that begins thereafter, and (b) the date on which you cease to be a director of GS Inc.;

(ii)	have an exercise price equal to the exercise price of any year-end options granted to Section 16 Persons for the prior fiscal year or, if no such options are granted, the closing price of GS Inc.’s common stock on the New York Stock Exchange on the date of grant of the Annual Grant; and

(iii)	will expire ten years after the date of grant.

     All Options and RSUs will be subject to the terms and conditions of The Goldman Sachs Amended and Restated Stock Incentive Plan and the relevant award agreements.

     I have enclosed various documents in connection with these arrangements. Please complete them as necessary, sign where indicated and return them in the enclosed envelope. The remaining copies are for your records.

Very truly yours,

Henry M. Paulson, Jr.

Enclosures:	The Goldman Sachs Amended and Restated Stock Incentive Plan
Fiscal 2004 Annual Grant RSU Award Agreement
Custody Agreement
Signature Card
Form W-9